NEWS RELEASE



                        COMDISCO TO REDEEM $400 MILLION
                       PRINCIPAL AMOUNT OF SENIOR NOTES



October 9, 2002: Comdisco Holding Company, Inc. (OTC:CDCO) announced that it will redeem the entire $400 million outstanding principal amount of its Variable Rate Senior Secured Notes due 2004. The Senior Notes will be redeemed at 100% of their principal amount plus accrued and unpaid interest from August 12, 2002 to the redemption date. It is anticipated that the redemption of the Senior Notes will occur on or about October 21, 2002.

Wells Fargo Bank will serve as the paying agent for this redemption. A notice of redemption containing information required by the terms of the indenture governing the Senior Notes will be mailed to holders of Senior Notes. This notice will contain details of the place and manner of surrender for the Senior Notes in order for holders to receive the redemption payment.

Ron Mishler, Comdisco's Chairman and Chief Executive Officer, said, "I am pleased with the progress we've made so far in the fulfillment of our Reorganization Plan. Our performance has enabled us to redeem the Senior Notes prior to maturity."

About Comdisco
The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money the remaining assets of the corporation in an orderly manner. Rosemont, IL-based Comdisco (www.comdisco.com) provided equipment leasing and technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. Through its former Ventures division, Comdisco provided equipment leasing and other financing and services to venture capital backed companies.


Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: Adjustments arising in the course of completing the analysis of information with respect to the review of the company's businesses and evaluation of impairment charges; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; continued consolidation in the telecommunications industry and curtailment of the growth plans of the remaining companies in that sector, which could result in fewer buyers and reduced prices for available Prism assets, and a further reduction in the proceeds actually received from the sale of those assets compared to prior estimates and an increase in the losses associated with the discontinued operation. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the quarter ended June 30, 2002. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.



Contacts:
Mary Moster                                     Fred Spar or Jeremy Fielding
(847) 518-5147                                  Kekst and Company
mcmoster@comdisco.com                           (212) 521-4800

Paying Agent:
Wells Fargo Bank, 612-316-2335